                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                     1934
                            (AMENDMENT NO.       )

Filed by the registrant [X]

Filed by a Party other than the registrant [ ]
Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                            WAINOCO OIL CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            WAINOCO OIL CORPORATION
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1) Title of each class of securities to which transaction applies:

 --------------------------------------------------------------------------

  2) Aggregate number of securities to which transaction applies:

 --------------------------------------------------------------------------

  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

 --------------------------------------------------------------------------

  4) Proposed maximum aggregate value of transaction:

 --------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  1) Amount previously paid:

 --------------------------------------------------------------------------

  2) Form, schedule or registration statement no.:

 --------------------------------------------------------------------------

  3) Filing party:

  --------------------------------------------------------------------------

  4) Date filed:

  --------------------------------------------------------------------------

- --------
 Set forth the amount on which the filing fee is calculated and state how it was determined.

                   [Logo of Wainoco Oil Corp. appears here]

                         1200 SMITH STREET, SUITE 2100
                           HOUSTON, TEXAS 77002-4367

                               ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 10, 1994

                               ----------------

To Our Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of Wainoco Oil Corporation (the "Company") to be held in the Dezavala Room of the Doubletree Hotel at Allen Center, 400 Dallas, Houston, Texas, on Tuesday, May 10, 1994 at 9:00 a.m., Houston time. Our shareholders will be asked to vote on the following proposals:

    1. The election of a Board of Directors (six members) to serve until the next Annual Meeting of Shareholders or until their successors have been elected or appointed.

    2. Ratification of the appointment of Arthur Andersen & Co., independent certified public accountants, as the Company's auditors for the ensuing year.

  Your Board strongly urges you to vote FOR the proposals. The enclosed Proxy Statement includes information relating to these proposals. Additional purposes of the meeting are to receive the reports of officers (without taking any action thereon) and to transact such other business as may properly come before the meeting or any adjournment(s) thereof.

  All shareholders of record as of the close of business on March 21, 1994 are entitled to notice of and to vote at the meeting. At least a majority of the outstanding shares of the Company is required to be present at the meeting or represented by proxy to constitute a quorum.

  The Board of Directors and management sincerely desire your presence at the meeting. Even if you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy. If you attend the meeting after having returned the accompanying proxy, you may revoke your proxy, if you wish, and vote in person.

  Thank you for your support.

                                                   JAMES R. GIBBS
                                                   President and
                                              Chief Executive Officer

March 28, 1994
Houston, Texas

                            WAINOCO OIL CORPORATION
                         1200 SMITH STREET, SUITE 2100
                           HOUSTON, TEXAS 77002-4367

                               ----------------

                                PROXY STATEMENT

                               ----------------

                    SOLICITATION AND REVOCABILITY OF PROXIES

  THIS PROXY STATEMENT IS FURNISHED BY THE BOARD OF DIRECTORS OF WAINOCO OIL CORPORATION (THE "COMPANY") IN CONNECTION WITH THE SOLICITATION OF PROXIES FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 10, 1994, AND AT ANY ADJOURNMENT THEREOF. The shares represented by the form of proxy enclosed herewith will be voted in accordance with the specifications noted thereon. If no choice is specified, said shares will be voted in favor of the proposals set forth in the notice attached hereto. The form of proxy also confers discretionary authority with respect to amendments or variations to matters identified in the notice of meeting and any other matters which may properly come before the meeting.

  A shareholder who has given a proxy may revoke it as to any motion on which a vote has not already been taken by signing a proxy bearing a later date or by a written notice delivered to the Secretary of the Company in care of Harris Trust and Savings Bank, 311 West Monroe, Chicago, Illinois 60606 ("Harris") or at the offices of the Company, 1200 Smith Street, Suite 2100, Houston, Texas 77002-4367, at any time up to the meeting or any adjournment thereof, or by delivering it to the Chairman of the meeting on the day of the meeting or any adjournment thereof.

  The cost of solicitation of these proxies will be paid by the Company, including reimbursement paid to brokerage firms and other custodians, nominees and fiduciaries for reasonable costs incurred in forwarding the proxy material to and solicitation of proxies from the beneficial record owners of shares. In addition to such solicitation and the solicitation made hereby, certain directors, officers and employees of the Company may solicit proxies by fax, telex, telephone and personal interview.

                               VOTING SECURITIES

  All shareholders of record as of the close of business on March 21, 1994 are entitled to notice of and to vote at the meeting. Provided that a complete and executed form of proxy shall have been delivered to Harris prior to the meeting, any person may attend and vote that number of shares for which he holds a proxy. On March 21, 1994, the Company had 27,237,452 shares of common stock, without par value ("Common Stock"), outstanding. The Common Stock is the only class of voting securities of the Company. The presence in person or by proxy of the holders of a majority of the issued and outstanding Common Stock, excluding Common Stock held by the Company, is necessary to constitute a quorum at this meeting. In the absence of a quorum at the meeting, the meeting may be adjourned from time to time without notice other than announcement at the meeting until a quorum shall be formed.

  Shareholders of the Company have the right to cumulate votes in the election of directors; i.e., each shareholder has the right to vote the number of shares owned for as many persons as there are directors to be elected, or to cumulate votes by giving one candidate as many votes as the number of such directors multiplied by the number of shares held shall equal, or by distributing such votes on the same principle among any number of such candidates. The persons named in the proxy solicited hereby shall have discretionary authority to cumulate votes for directors, except for those directors for which a shareholder has withheld authority on the proxy. The Bylaws of the Company require that in order for any shareholder to cumulate his votes, he must give the Secretary of the Company written notice of his intent to cumulate not less than 48 hours before the meeting of shareholders at which directors will be elected. In the event that any shareholder has properly given notice of his intent to cumulate his votes, the Bylaws of the Company also provide that all shareholders shall then have the right to cumulate their votes, if they so desire, without providing written notice to the Company's Secretary. On all other matters, shareholders are entitled to one vote per share.

  In the absence of cumulative voting, directors shall be elected by a plurality of the votes cast by shareholders entitled to vote in the election at a meeting at which a quorum is present. In conformity with Wyoming law and the Bylaws of the Company, action regarding the ratification of the appointment of auditors will be approved if the votes cast in favor exceed the votes cast opposing such proposal. Although Wyoming law, the charter and the Bylaws of the Company are silent on the matter, shares abstaining from voting or not voted on a matter will not be treated as votes cast.

                                 ANNUAL REPORT

  The Annual Report to shareholders, including consolidated financial statements, accompanies this Proxy Statement. Such Annual Report does not form any part of the proxy solicitation materials.

                             PRINCIPAL SHAREHOLDERS

  The following table sets forth, as of March 1, 1994, the beneficial ownership of the Company's Common Stock, excluding Common Stock held by the Company, with respect to each person known by the Company to be the beneficial owner of more than five percent of the Company's outstanding voting securities:

                                   AMOUNT AND NATURE
                                     OF BENEFICIAL    PERCENTAGE OF SHARES
      NAME                             OWNERSHIP      OF COMMON STOCK(/1/)
      ----                         -----------------  --------------------
Lindner Fund, Inc.                     2,330,000(/2/)         8.6
 c/o Ryback Management Corporation
 7711 Carondelet Avenue, Suite 700
 St. Louis, Missouri 63105
Pioneering Management Corporation      1,456,400(/3/)         5.4
 60 State Street
 Boston, Massachusetts 02114
Robert E. Torray                       1,440,419(/4/)         5.3
 6610 Rockledge Drive, Suite 450
 Bethesda, Maryland 20817
First Pacific Advisors, Inc.           1,350,000(/5/)         5.0
 11400 West Olympic Boulevard
 Suite 1200
 Los Angeles, California 90064

- --------
(1) Represents percentage of outstanding shares plus shares issuable upon conversion of all convertible securities of the Company owned by such stockholder, assuming convertible securities owned by all other stockholders are not converted. As of March 1, 1994, 27,062,177 shares of Common Stock were outstanding.
(2) Lindner Fund, Inc. ("Lindner") and Ryback Management Corporation ("Ryback") have jointly filed a Schedule 13G dated February 4, 1994 with the Securities and Exchange Commission (the "Commission") which states that Lindner and Ryback both have shared voting and shared dispositive power over all such shares, and sole voting and sole dispositive power over no shares.
(3) Pioneering Management Corporation has filed a Schedule 13G dated February 11, 1994 with the Commission which states that it has sole voting and shared dispositive power over all such shares, and shared voting and sole dispositive power over no shares.
(4) Robert E. Torray ("Mr. Torray") and The Energy Recovery Fund Limited Partnership ("ERF") filed a Schedule 13D dated January 19, 1993 with the Commission. Of the aggregate shares being reported, Torray & Co. beneficially owns in respect of its clients 69,700 shares and, assuming conversion of convertible securities as described above, 125,719 shares. Mr. Torray may be deemed to have sole dispositive power over all of the shares of Torray & Co. and sole voting power over 183,990 shares (and shared voting or shared dispositive power over none). Of the aggregate shares being reported, ERF owns 1,245,000 shares and Mr. Torray may be deemed to have shared voting and shared dispositive power over all of such shares held by ERF (and sole voting or sole dispositive power over none).
(5) First Pacific Advisors, Inc. has filed a Schedule 13G dated February 9, 1994 with the Commission which states that it has shared voting on 1,250,000 of the above shares and shared dispositive power on 1,350,000 shares, and sole voting and sole dispositive power over no shares.

             COMMON STOCK OWNED BY DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of March 1, 1994, the amount of Common Stock beneficially owned by: (i) each director of the Company known to the Company to own Common Stock, (ii) the Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer, and (iii) all directors and executive officers as a group:

                                     AMOUNT AND NATURE
                                       OF BENEFICIAL       PERCENTAGE OF SHARES
                NAME                     OWNERSHIP         OF COMMON STOCK(/1/)
                ----                 -----------------     --------------------
James R. Gibbs......................       342,610(/2/)            1.25
John B. Ashmun......................     1,090,052(/3/)            3.95
Douglas Y. Bech.....................        10,000                  *
James S. Palmer.....................        40,623(/4/)             *
Derek A. Price......................         5,000(/5/)             *
Carl W. Schafer.....................         5,000                  *
William Scheerer, II................        12,456(/6/)             *
Joseph G. Butera....................        65,720(/7/)             *
S. Clark Johnson....................        60,000(/8/)             *
George E. Aldrich...................        73,400(/9/)             *
Julie H. Edwards....................        39,800(/1//0/)          *
Directors and executive officers as
a group (12 persons)................     1,780,361                 6.34

- --------
  * Less than 1%
 (1) Represents percentage of outstanding shares plus (i) shares issuable upon conversion of all convertible securities of the Company owned by such stockholder, assuming convertible securities owned by all other stockholders are not converted, plus (ii) shares issuable upon exercise of all stock options owned by the individual listed that are currently exercisable or that will become exercisable by May 1, 1994, assuming stock options owned by all other stockholders are not exercised. As of March 1, 1994, 27,062,177 shares of Common Stock were outstanding.
 (2) Includes 273,700 shares with respect to which Mr. Gibbs has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 342,610 shares that Mr. Gibbs is deemed to beneficially own, Mr. Gibbs has sole voting power with respect to 68,910 shares and sole dispositive power with respect to 48,000 shares. Of the shares held by Mr. Gibbs, 20,910 are shares of Restricted Stock, the transfer restrictions to which will lapse in May 1994.
 (3) Includes 520,700 shares subject to stock options that are currently exercisable or that will become exercisable within 60 days of the date for which beneficial ownership is provided in the table. Of the 1,090,052 outstanding shares that Mr. Ashmun is deemed to beneficially own, Mr. Ashmun has sole voting power with respect to 569,352 shares, sole dispositive power with respect to 111,702 shares and shared dispositive power with respect to 444,190 shares. Of the shares held by Mr. Ashmun, 13,460 are shares of Restricted Stock, the transfer restrictions to which will lapse in May 1994.
 (4) Includes 5,194 shares held by a private corporation of which Mr. Palmer is the sole shareholder and 11,429 shares assuming conversion of the Company's convertible securities owned by Mr. Palmer.
 (5) Such shares are held by a private corporation of which Mr. Price is the sole shareholder.

 (6) Mr. Scheerer will be a director until the Annual Meeting.
 (7) Includes 45,720 shares with respect to which Mr. Butera has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 65,720 shares that Mr. Butera is deemed to beneficially own, Mr. Butera has sole voting power with respect to 20,000 shares and sole dispositive power with respect to no shares. Of the shares held by Mr. Butera, 20,000 are shares of Restricted Stock, the transfer restrictions to which will lapse in October 1994.
 (8) Includes 35,000 shares with respect to which Mr. Johnson has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 60,000 shares that Mr. Johnson is deemed to beneficially own, Mr. Johnson has sole voting power and sole dispositive power with respect to 25,000 shares.
 (9) Includes 63,870 shares with respect to which Mr. Aldrich has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 73,400 shares that Mr. Aldrich is deemed to beneficially own, Mr. Aldrich has sole voting power with respect to 9,530 shares and sole dispositive power with respect to no shares. Of the shares held by Mr. Aldrich, 9,530 are shares of Restricted Stock, the transfer restrictions to which will lapse in May 1994.
(10) Includes 32,800 shares with respect to which Ms. Edwards has the right to acquire beneficial ownership under one of the Company's stock option plans within 60 days of the date for which beneficial ownership is provided in the table. Of the 39,800 shares that Ms. Edwards is deemed to beneficially own, Ms. Edwards has sole voting power and sole dispositive power with respect to 7,000 shares.

                                  PROPOSAL 1:

                             ELECTION OF DIRECTORS

  A Board of Directors is to be elected, with each director to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed. The persons whose names are set forth as proxies in the enclosed form of proxy will vote all shares over which they have control "FOR" the election of the Board of Directors' nominees, unless otherwise directed. Such persons may, in their sole discretion, cumulate the votes of shares for which they hold proxies and allocate such votes in any manner they see fit, unless otherwise directed. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed proxies will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

NOMINEES

  All of the persons listed below are members of the present Board of Directors and have consented in writing to be named in this Proxy Statement and to serve as a director, if elected.

  Mr. James R. Gibbs (49) joined the Company in February 1982 and has been President and Chief Operating Officer since January 1987. He assumed the additional position of Chief Executive Officer on

April 1, 1992. Mr. Gibbs is a member of the Board of Directors of Smith International, Inc., an oil field service company. Mr. Gibbs was elected a director of the Company in 1985.

  Mr. John B. Ashmun (70) was President of the Company from 1968 until 1987, when be became Chairman of the Board of Directors and Chief Executive Officer. On April 1, 1992, Mr. Ashmun retired as Chief Executive Officer. He remains Chairman of the Board of Directors and a consultant to the Company. Mr. Ashmun was elected a director in 1968.

  Mr. James S. Palmer (65) has been a partner in the law firm of Burnet, Duckworth & Palmer of Calgary, Alberta, Canada since 1956. Burnet, Duckworth & Palmer has been retained by the Company as its counsel regarding certain Canadian legal matters. Mr. Palmer is a member of the Board of Directors of Amerada Hess Canada Ltd., an oil company; Crown Life Insurance Company; Hillcrest Resources, Ltd., an oil and gas company; Poco Petroleums Ltd., an oil and gas company; Remington Resources Ltd., an oil and gas company; Sceptre Resources Limited, an oil and gas company; Tombill Mines Limited, a diversified Canadian public holding company; Westcoast Energy Inc., a pipeline and transmission company; and Winfield Energy Ltd., an oil and gas company. Mr. Palmer was elected a director of the Company in 1975.

  Mr. Derek A. Price (61) is President of The J.W. McConnell Family Foundation, a charitable foundation. Prior to April 1991, Mr. Price was Chairman of the Board of Directors and Chief Executive Officer of Starlaw Holdings Limited, a private investment company with holdings principally in the areas of financial services, real estate and manufacturing. Mr. Price was elected a director of the Company in 1987.

  Mr. Carl W. Schafer (58) has been President of the Atlantic Foundation, a charitable foundation which mainly supports oceanographic research, since 1990. From 1987 until 1990, Mr. Schafer was a principal of the investment management firm of Rockefeller & Co., Inc. Mr. Schafer presently serves on the Board of Directors of the Kidder, Peabody Group of Mutual Funds, registered investment companies; Electronic Clearing House, Inc., an electronic financial transactions processing company; Evans Systems, Inc., a fuel distribution, convenience store and diversified company; Bio Techniques Laboratories, Inc., an agricultural biotechnology company; International Agritech Resources, Inc., a publishing and consulting firm in the agribusiness and biotechnology industries; Ardic Exploration & Development, a gold mining company; and Hidden Lake Gold Mines, Ltd. Mr. Schafer was elected a director of the Company in 1987.

  Mr. Douglas Y. Bech (48) has been a partner in the law firm of Gardere & Wynne, L.L.P. of Houston, Texas since May 1993. From 1977 until joining Gardere & Wynne, L.L.P., Mr. Bech was a partner of Andrews & Kurth L.L.P. Mr. Bech is a member of the Board of Directors of Pride Refining, Inc., the general partner of Pride Companies, L.P. He was appointed a director of the Company in May 1993.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

  The Board of Directors met four times in 1993. The Board of Directors has standing audit, compensation, executive and nominating committees that are composed of directors of the Company.

  Audit Committee: The Audit Committee is comprised of three outside directors, currently Messrs. Price, Schafer and Scheerer. The Audit Committee's functions include recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. The Audit Committee met twice during 1993.

  Compensation Committee: The Compensation Committee is comprised of three outside directors, currently Messrs. Palmer, Price and Schafer. The Compensation Committee's functions include the approval of officers' salaries and administration of all of the Company's employee benefit plans. Such committee met five times during 1993.

  Executive Committee: The Executive Committee is comprised of the Chairman of the Board, Mr. Gibbs, and two outside directors, currently Messrs. Palmer and Scheerer. The Executive Committee functions in the place of the Board of Directors between regular meetings of the Board and has all the power and authority of the Board of Directors, except for certain matters that may not be delegated under the Company's Bylaws. The Executive Committee did not meet during 1993.

  Nominating Committee: The Nominating Committee is comprised of three members of the Board of Directors, currently Messrs. Gibbs, Palmer and Schafer. The purpose of the committee is to review possible candidates for the Board of Directors and recommend nomination of appropriate candidates by the Board. Nominations made by the Board must be made at the same time at which the date is set for the meeting of shareholders called for the election of directors. The Nominating Committee met once during 1993.

  Pursuant to the Company's Bylaws, nominations for candidates for election may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Nominations by a shareholder must be made by giving notice of such in writing to the Secretary of the Company before the later to occur of (i) 60 days prior to the date of the meeting of shareholders called for the election of directors or (ii) ten days after the Board first publishes the date of such meeting. Such notice shall include all information concerning each nominee as would be required to be included in a proxy statement soliciting proxies for the election of such nominee under the Securities Exchange Act of 1934, as amended. Such notice shall also include a signed consent of each nominee to hold office until the next Annual Meeting of Shareholders or until his successor shall be elected or appointed.

COMPENSATION OF DIRECTORS

  During 1993, directors' fees aggregated $142,834. Directors' fees are presently $1,666.67 per month and $1,250.00 for each Board meeting attended, plus $500.00 for any committee meeting attended at a time when a meeting of the full Board was not held. No member of the Board of Directors was paid any remuneration in 1993 for his service as a director of the Company other than pursuant to the standard compensation arrangement for directors. Directors who are officers of the Company do not receive any compensation for their services as a director. The Company reimburses its directors for travel expenses incurred in attending Board meetings. Mr. Ashmun provides consulting services to the Company for $250,000 per year plus the reimbursement of certain expenses pursuant to a consulting agreement expiring March 31, 1997. Burnet, Duckworth & Palmer, a law firm of which Mr. Palmer is a partner, is retained by the Company as its counsel for certain Canadian legal matters. Gardere & Wynne, L.L.P., a law firm of which Mr. Bech is a partner, is retained by the Company as its counsel for certain U.S. legal matters.

                                  PROPOSAL 2:

                    RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors recommends the ratification of the appointment of Arthur Andersen & Co. as independent auditors for the Company for the year ending December 31, 1994. This firm has served in such capacity since 1974 and is familiar with the Company's affairs and financial procedures. Their appointment as auditors for the year ended December 31, 1993 was approved by the shareholders at the last Annual Meeting on April 21, 1993.

  Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from those attending the meeting.

                                 OTHER BUSINESS

  The Board of Directors of the Company knows of no matters expected to be presented at the Annual Meeting other than those described above; however, if other matters are properly presented to the meeting for action, it is intended that the persons named in the accompanying form of proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

                          EXECUTIVE AND OTHER OFFICERS

  Set forth below are the executive officers of the Company along with the age (as of March 28, 1994) and office held by each officer.

  Mr. James R. Gibbs (49) is President and Chief Executive Officer. Information about Mr. Gibbs is included on page 5 with the information on nominees for the Board.

  Mr. Joseph G. Butera (49) joined the Company in 1989 as Senior Vice President. He is manager of the Company's U.S. oil and gas operations. Prior to that time, he was employed for 19 years with Getty Oil Company as Exploration Manager and with Texaco U.S.A. as Division Vice President of Exploration in Denver.

  Mr. S. Clark Johnson (48) is President and Chief Executive Officer of the Frontier refining subsidiaries of the Company and Senior Vice President of the Company. He has over 25 years of experience in refining and marketing. In May 1992, Mr. Johnson was appointed Executive Vice President and Chief Operating Officer of Kerr-McGee Refining Corporation ("Kerr-McGee") but declined to serve in order to join the Company. Prior to joining the Company, Mr. Johnson served as Senior Vice President-Marketing, Supply & Terminals at Kerr-McGee since 1990. In 1989, Mr. Johnson served as President of Coastal Mart, Inc., a retail subsidiary of Coastal Corporation. Previously, Mr. Johnson was with Tenneco Oil Company for 20 years where he held numerous positions, including Vice President-Retail Marketing from 1987 to 1988.

  Mr. Robert D. Jones (44) joined the Company as Vice President in April 1991. He was promoted to Senior Vice President, Canadian Oil & Gas Operations in August 1993. He has over 19 years experience in oil and gas exploration throughout western Canada including employment with Imperial Oil Ltd., Mobil Oil Canada, Ltd., Home Oil Company Limited and Coseka Resources Ltd., an oil and gas company, where he served as Vice President-Exploration.

  Mr. George E. Aldrich (47) joined the Company in June 1982 and was appointed Vice President-Controller in May 1983.

  Ms. Julie H. Edwards (35) joined the Company in March 1991 as Vice President-Secretary & Treasurer. From 1985 to February 1991, she was employed by Smith Barney, Harris Upham & Co. Inc. in the Corporate Finance Department. Prior to 1985, she was employed by Amerada Hess Corporation and American Ultramar, Ltd., which are oil companies, as a geologist.

  Mr. Gerald B. Faudel (44) was appointed to a newly-created position, Vice President-Safety and Environmental Affairs, in November 1993. Mr. Faudel has been employed by Frontier since October 1989 as Director of Safety, Environmental and External Affairs. Prior to October 1989, Mr. Faudel was employed with Tosco Corporation's Avon Refinery as Manager of Hazardous Waste and Wastewater Programs.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  All members of the Compensation Committee are independent, non-employee directors. The Committee regularly reviews and, with any changes it believes appropriate, approves the Company's executive compensation program recommended by the Company's Chief Executive Officer. An independent compensation consultant, Towers Perrin, retained by the Committee has advised the Committee on all compensation matters since 1988. The Company's executive compensation program is structured to help the Company achieve its business objectives by:

  . setting levels of compensation designed to attract and retain key executives;
  . providing incentive compensation that varies directly with both Company performance and individual contribution to that performance; and . linking compensation to financial targets which affect short and long term share price performance.

COMPENSATION PROGRAM COMPONENTS

  The particular elements of the compensation program for executive officers are further explained below.

  Base Salary. Base pay levels are largely determined through comparisons with a peer group of companies of similar size, activity and complexity to the Company as determined by Towers Perrin, which companies are included in the Peer Group Index in the graph on page 15. The relative stock price performance of the Company compared to the peer group is one factor used in determining compensation. In addition, salaries are based on the Company's recent performance and on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Base pay levels for the executive officers are generally in the middle of a competitive range of salaries.

  Annual Incentive Compensation. The Company's officers and certain other employees are eligible to participate in an annual incentive compensation plan with awards based primarily on the attainment of certain earnings, cash flow and reserve replacement goals established by the Company's annual budget, which is approved by the Board of Directors. The objective of this incentive plan is to deliver competitive levels of compensation for the attainment of financial targets that the Committee believes are important determinants of share price over time. In 1992, although the Company met its budget objective, no awards were made due to a net loss for the year. In 1993, the Company both exceeded its budget earnings and cash flow objectives and was profitable. Accordingly, awards were made to many employees. The specific amount paid to each employee was determined at the discretion of the Compensation Committee, generally as a percentage of base salary determined by relative ability to influence the results of the Company and individual performance.

  Stock Option Program. The Committee strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of the Company stock, the best interests of the shareholders and executives will be closely aligned. Therefore, executives and managers are eligible to receive stock options from time to time at the discretion of the Compensation Committee, giving them the right to purchase shares of Common Stock at a specified price in the future. The number of stock options granted to executive officers is based on such officer's ability to influence the Company's performance as determined by the Compensation Committee.

CEO COMPENSATION

  In accordance with the discussion above of the Company's philosophy for executive compensation, a significant portion of the compensation for the Chief Executive Officer is based upon the Company's performance. Mr. Gibbs, who has served as Chief Executive Officer since April 1992, joined the Company in 1982 and has served in a number of executive positions. Up to one third of Mr. Gibbs' compensation is tied to the performance of the Company. Mr. Gibbs' 1992 annual salary was $300,000 which was equal to his 1991 salary and less than his 1990 salary and incentive award although Mr. Gibbs assumed the additional responsibilities of Chief Executive Officer during 1992. Mr. Gibbs' compensation, both salary and incentive award, were significantly increased in 1993 in recognition of the improvement of the Company's performance and increased complexity. As is reflected in the Summary Compensation Table, Mr. Gibbs also participated in the Company's savings plans.

                                          Compensation Committee Members:

                                                James S. Palmer
                                                 Derek A. Price
                                                Carl W. Schafer

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

  The following table sets forth information regarding compensation earned by the Company's Chief Executive Officer and the four most highly compensated officers other than the Chief Executive Officer for services rendered in all capacities to the Company and its subsidiaries in the years 1991 to 1993.

                           SUMMARY COMPENSATION TABLE

                                                           LONG-TERM COMPENSATION
                                               -----------------------------------
                                   ANNUAL COMPENSATION         AWARDS
                           ---------------------------------------------------------
                                                  OTHER
                                                 ANNUAL
                                                 COMPEN- RESTRICTED           LTIP       ALL OTHER
     NAME AND PRINCIPAL          SALARY   BONUS  SATION    STOCK    OPTIONS/ PAYOUTS COMPENSATION(/1/)
          POSITION          YEAR   ($)     ($)     ($)   AWARDS ($) SARS (#)   ($)          ($)
 -----------------------------------------------------------------------------------------------------
  James R. Gibbs            1993 375,000 122,000     0        0      75,000      0        48,395(/2/)
   President and Chief      1992 300,000       0     0        0      87,000      0         8,728
   Executive Officer        1991 300,000       0     0        0      57,000      0         8,475
  Joseph G. Butera          1993 200,000  30,000     0        0      25,000      0        25,165(/3/)
   Senior Vice President    1992 193,000       0     0        0       8,200      0         8,728
   Manager of United
    States                  1991 193,000       0     0        0      27,600      0         8,475
   Exploration and Produc-
    tion
  S. Clark Johnson          1993 230,000  70,000     0        0      25,000      0        67,653(/4/)
   Senior Vice President    1992 135,000       0     0        0      50,000      0         1,688
   Refining Operations      1991     N/A     N/A   N/A      N/A         N/A    N/A           N/A
  George E. Aldrich         1993 150,000  29,500     0        0      14,900      0        18,414(/5/)
   Vice President-Control-
    ler                     1992 145,000       0     0        0      22,000      0         8,728
                            1991 138,000       0     0        0      13,100      0         8,475
  Julie H. Edwards          1993 158,000  31,000     0        0      29,000      0        18,227(/6/)
   Vice President-Secre-
    tary                    1992 140,667       0     0        0           0      0         8,376
   and Treasurer            1991  95,000  10,000     0        0      26,000      0         3,528

(1) Includes amounts contributed under the Company's retirement/savings plans, deferred compensation plan and premiums paid by the Company for individual life insurance. Detail is given in the following five notes.
(2) Mr. Gibbs' Other Compensation includes $21,211 of Company contribution to his retirement/savings plan account, $22,061 of Company contribution to his retirement/savings plan account through a deferred compensation program and $5,123 of life insurance premiums paid by the Company.
(3) Mr. Butera's Other Compensation includes $19,266 of Company contribution to his retirement/savings plan account, $3,006 of Company contribution to his retirement/savings plan account through a deferred compensation program and $2,893 of life insurance premiums paid by the Company.
(4) Mr. Johnson's Other Compensation includes $21,066 of Company contribution to his retirement/savings plan account, $4,806 of Company contribution to his retirement/savings plan account through a deferred compensation program and $3,107 of life insurance premiums paid by the Company. In addition, in order to induce Mr. Johnson to relocate to Denver, Colorado upon joining the Company, the Company loaned Mr. Johnson $160,000 on January 10, 1993. Mr. Johnson used such funds to purchase a house in Denver, Colorado pending the sale of his house in Houston. As of March 1, 1994, $160,000 was outstanding. The Company does not charge any interest on this loan which originally matured in January 1994 and was extended to July 1994. Based on an assumed 8% market interest rate, the additional compensation represented by the interest savings to Mr. Johnson during 1993 was $12,519. Additionally, the Company has paid the monthly mortgage, insurance and taxes on Mr. Johnson's house in Houston, which total amount paid during 1993 was $26,155. Mr. Johnson also has an employment agreement with the Company (see "Employment Agreement").
(5) Mr. Aldrich's Other Compensation includes $16,200 of Company contribution to his retirement/savings plan account and $2,214 of life insurance premiums paid by the Company.
(6) Ms. Edwards' Other Compensation includes $16,746 of Company contribution to her retirement/savings plan account and $1,481 of life insurance premiums paid by the Company.

STOCK OPTIONS

  The Company currently maintains two stock option plans, pursuant to which options to purchase shares of Common Stock are outstanding or available for future grants. The purpose of the stock option plans is to advance the best interests of the Company by providing those persons who have substantial responsibility for the management and growth of the Company with additional incentive by increasing their proprietary interest in the success of the Company.

                             OPTION GRANTS IN 1993

                                                                     POTENTIAL
                        INDIVIDUAL GRANTS                         REALIZABLE VALUE
- -----------------------------------------------------------------    AT ASSUMED
                                   PERCENT OF                     ANNUAL RATES OF
                                     TOTAL                          STOCK PRICE
                         NUMBER OF  OPTIONS                       APPRECIATION FOR
                          OPTIONS  GRANTED TO EXERCISE            OPTION TERM(/1/)
                          GRANTED  EMPLOYEES   PRICE   EXPIRATION ----------------
          NAME              (#)     IN 1993    ($/SH)     DATE      5%      10%
          ----           --------- ---------- -------- ----------   --      ---
James R. Gibbs..........  75,000      17.5     $4.250    2/18/98  $88,065 $194,600
Joseph G. Butera........  25,000       5.8      4.250    2/18/98   29,355   64,867
S. Clark Johnson........  25,000       5.8      4.250    2/18/98   29,355   64,867
George E. Aldrich.......  14,900       3.5      4.250    2/18/98   17,496   38,661
Julie H. Edwards........  14,000       3.3      4.250    2/18/98   16,439   36,325
                          15,000       3.5      4.125   11/18/98   17,095   37,775

- --------
(1) Based on five year original option term and annual compounding from date of original option grant at 5% and 10%, respectively. The values reflected in these columns reflect growth rate assumptions prescribed by the Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the Common Stock's performance and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

                       AGGREGATE OPTION EXERCISES IN 1993
                     AND OPTION VALUES AT DECEMBER 31, 1993

                           SHARES               NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                         ACQUIRED ON  VALUE    UNDERLYING UNEXERCISED    IN-THE-MONEY OPTIONS AT DEC.
                          EXERCISE   REALIZED OPTIONS AT DEC. 31, 1993           31, 1993 ($)
NAME                         (#)       ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(/1/)
- ----                     ----------- -------- ------------------------- ------------------------------
James R. Gibbs..........       0         0         273,700/63,210                    0/0
Joseph G. Butera........       0         0          45,720/43,280                    0/0
S. Clark Johnson........       0         0          30,000/45,000                5,000/7,500
George E. Aldrich.......       0         0          63,870/17,660                    0/0
Julie H. Edwards........       0         0          26,800/28,200                    0/0

- --------
(1) The market value of the Company's Common Stock on December 31, 1993 was $3.875 based on the closing sale price on December 31, 1993.

RETIREMENT PLANS

  Officers of the Company participate in the pension plan of Wainoco Oil & Gas Company (the "Pension Plan") on the same basis as other eligible employees. The Pension Plan is designed to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Benefits payable under the Pension Plan are limited by the amount determined under Section 415 of the Code. In addition, annual compensation in excess of $150,000 cannot be considered under the Pension Plan. The maximum annual retirement benefit payable to any employee retiring during 1994 is limited to $118,800. This limit, and the $150,000 limit on compensation, will be increased in subsequent years for cost-of-living increases as provided by the Internal Revenue Service.

  The Company also maintains the Wainoco Retirement Benefit Restoration Plan (the "Supplemental Retirement Plan") to provide supplemental retirement and death benefits to those officers of the Company and its subsidiaries whose retirement and death benefits under the Pension Plan (or, if greater, the benefits which would have been provided under the Pension Plan's benefit formula as in effect on December 31, 1983) exceed the benefit actually payable subject to limitations of Section 415 of the Code. The Supplemental Retirement Plan is an unfunded, nonqualified plan designed, in general, to provide the officer with the additional benefits he would have received under the Pension Plan (or its prior formula) but for the limitations imposed by Section 415 of the Code, or such other benefit as may be determined by the Compensation Committee. Only those employees designated by the Compensation Committee become participants in the Supplemental Retirement Plan. The Compensation Committee has approved annual supplemental retirement benefits of $23,852 under the Supplemental Retirement Plan for Mr. Ashmun, the only current participant.

  The following table sets forth the estimated annual benefits payable upon normal retirement at age 65 under the current benefit formula of the Pension Plan to employees in specific compensation (but disregarding the current limit on an annual compensation that may be considered under a qualified plan, which is $150,000 for 1994) and years-of-service classifications (but disregarding service completed prior to 1993). The benefit formula has been modified as of January l, 1993 to comply with amended requirements under the Code and, in general, provides that a participant will receive the sum of (i) his "frozen" accrued benefit at the end of 1992, plus (ii) the benefit he accrues under the new formula for service completed after 1992. Benefits are estimated on straight life annuity computations, notwithstanding the availability of joint survivorship provisions.

                               PENSION PLAN TABLE

                                      ESTIMATED ANNUAL BENEFITS UPON RETIREMENT
                                     -------------------------------------------
                                                  YEARS OF SERVICE
                                     -------------------------------------------
REMUNERATION                           15       20       25       30       35
- ------------                         ------- -------- -------- -------- --------
$ 50,000............................ $ 5,014 $  6,500 $  8,125 $  9,750 $ 11,375
 100,000............................  14,764   18,925   23,062   27,230   31,714
 150,000............................  24,514   31,925   39,312   46,730   54,464
 200,000............................  34,264   44,925   55,562   66,230   77,214
 250,000............................  44,014   57,925   71,812   85,730   99,964
 300,000............................  53,764   70,925   88,062  105,230  118,800
 350,000............................  63,514   83,925  104,312  118,800  118,800
 400,000............................  73,264   96,925  118,800  118,800  118,800
 450,000............................  83,014  109,925  118,800  118,800  118,800

  The Pension Plan generally covers all United States employees of the Company and its subsidiaries who are not members of a collective bargaining unit. The Pension Plan is noncontributory by the employee and employer contributions are not allocated to the account of any employee. The Pension Plan is a defined benefit plan which, in general, provides benefits based on the employee's years of service credited after 1992 and the average of the highest five consecutive years of base salary received during the last ten years of service prior to termination of employment. Employees who were participants prior to 1993 will also receive the amount of their benefit accrued through the end of 1992 under the Pension Plan's prior benefit formulas. This pre-1993 benefit has been "frozen" under the plan. The annual "frozen" accrued benefit under the Pension Plan as of December 31, 1992 for certain employees of the Company or its subsidiaries are as follows: Mr. Gibbs, $32,573; Mr. Butera, $9,393; Mr. Aldrich, $16,665 and Ms. Edwards, $4,202.

  Retirement benefits listed above are also subject to offsets for the annuity value of the Company's profit sharing contributions (and earnings thereon), if any, to an employee's post-1992 Company Retirement Account under the Wainoco Retirement Savings Plan.

EMPLOYMENT AGREEMENT

  When Mr. Johnson joined the Company in May 1992, he and the Company entered into an employment agreement which provides that, in the event of his termination without just cause, Mr. Johnson is entitled to severance compensation of two times his base salary during the first two years after commencement of his employment and an amount equal to his base salary during the next three years of his employment by the Company. His base salary was initially set at $225,000 per year subject to change on an annual basis as may be agreed to between Mr. Johnson and the Company. In addition, the employment agreement provided an award of 50,000 stock options when Mr. Johnson joined the Company. In the event of termination without just cause, these options, plus any other options which may have been granted to Mr. Johnson by that time, are entitled to accelerated vesting rights. In the event of termination for just cause, the terms of Mr. Johnson's employment agreement cease to be binding on the Company.

                COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN OF
             THE COMPANY, PEER GROUP INDEX AND BROAD MARKET INDEX


                             [Graph Appears Here]

COMPANY                      1988    1989    1990    1991    1992    1993
WAINOCO OIL CO                100   169.23  105.77   69.23   55.77   59.62
INDUSTRY INDEX                100   139.93  121.02  126.36  119.98  142.95
BROAD MARKET                  100   127.57  122.36  158.35  165.80  188.25

  Assumes $100 invested December 31, 1988, in the Company's Common Stock, the 3-digit SIC code Index of Crude Petroleum and Natural Gas Companies (approximately 210 companies) as published by Media General Financial Services, Inc. and the New York Stock Exchange Market Index.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No member of the Compensation Committee of the Board of Directors of the Company was, during 1993, an officer or employee of the Company or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries or had any relationships requiring disclosure by the Company under item 404 of Regulation S-K.

  During 1993, no executive officer of the Company served as (i) a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on the Compensation Committee of the Board of Directors, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company, or (iii) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served as a director of the Company.

                         SECTION 16 FILINGS DISCLOSURE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and greater than ten-percent shareholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Except as described below, to the Company's knowledge, based solely on review of the Company's copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1993, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with. Mr. Ashmun has notified the Company that he was inadvertently late in filing a Form 5 that was due in February 1993 regarding the grant of options to him during 1992.

                             SHAREHOLDER PROPOSALS

  Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be in writing and received at the Company's principal executive offices by the Secretary no later than November 28, 1994 in order to be included in the next year's proxy statement.

                                 MISCELLANEOUS

  All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from directors and officers. All information relating to any beneficial owners of more than 5% of the Company's Common Stock is based upon information contained in reports filed by such owner with the Commission.

                                           By Order of the Board of Directors,

                                                    JULIE H. EDWARDS
                                          Vice President-Secretary & Treasurer

March 28, 1994
Houston, Texas

                                                                           PROXY

                            WAINOCO OIL CORPORATION

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

  The undersigned hereby appoint(s) JAMES R. GIBBS and JULIE H. EDWARDS, or either of them, lawful attorneys and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Wainoco Oil Corporation to be held in the Dezavala Room of the Doubletree Hotel at Allen Center, 400 Dallas, Houston, Texas, on Tuesday, May 10, 1994 at 9:00 a.m., Houston time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote the number of votes the undersigned would be entitled to vote if personally present.

                     Please Date and Sign on Reverse Side.

   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. / /

*******************************************************************************
*                                                                             *
*******************************************************************************

(INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THAT
              NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

1. WITH RESPECT TO THE
   ELECTION OF DIRECTORS--    FOR  WITHHOLD   FOR ALL (Except Nominee(s)
   Nominees: James R. Gibbs;                  written below)
   John B. Ashmun; Douglas Y.  / /    / /       / /
   Bech; James S. Palmer;
   Derek A. Price; and
   Carl W. Schafer.

2. Proposal to ratify the appointment of   FOR    AGAINST   ABSTAIN
   Arthur Andersen & Co. as auditors for   / /      / /       / /
   the year ending December 31, 1994.


________________________________________________________________________________
In their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in accordance with the instruc-tions given hereof, but IF NO INSTRUCTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AND FOR THE PROPOSAL SET FORTH IN (2).

         Dated: _________________________________________________________, 1994

Signature(s) ___________________________________________________________________

________________________________________________________________________________
(Please sign as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If the appointor is a corporation, this instrument must be under the corporate seal or under the hand of an officer or attorney so authorized.)


   Shareholders are Urged to Complete, Sign and Return this Proxy Promptly.